Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Aureus Greenway Holdings Inc. and its subsidiaries (collectively, the “Company”) of our report dated March 31, 2026, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (File No. 001-42507), with respect to the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as “the financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
July 29, 2026	PCAOB ID: 1171